Exhibit 5.1

COCA-COLA FEMSA S.A. DE C.V.

To the Board of Directors of

Coca-Cola FEMSA, S.A. de C.V.

August 9, 2004

Ladies and Gentlemen:

I have acted as counsel for Coca-Cola FEMSA, S.A. de C.V. (the “Company”) in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 98,840,861 Series L Shares, without par value (the “Shares”), of the Company to be issued by the Company pursuant to the subscription rights (the “Offering”) granted to the holders of the Shares and to the holders of American Depository Shares representing the Company’s Shares. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1.	The Company is a sociedad anónima de capital variable duly organized and validly existing under the laws of the United States of Mexico; and

2.	The Shares are duly authorized and, when issued and sold in accordance with the terms of the Offering, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the reference of my name under the captions “Validity of Securities” and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement.

Very truly yours,

By	/s/ Carlos E. Aldrete
Carlos E. Aldrete, General Counsel